LOTTO     America's Lottery Magazine
WORLD
                                             http://www.Lottoworldmagazine.com
                                             Corporate and Publishing
                                             2150 Goodlette Road
                                             Suite 200
                                             Naples, FL 34102
FOR IMMEDIATE RELEASE                        (941) 643-1677 Phone
                                             (941 ) 643-6670 Fax
                                             (941) 263-0809 Editorial Fax
                                             (800) 223-6814 Toll Free

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                                             New York, NY 10170
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                             LOTTOWORLD, INC., SEEKS
                               ADDITIONAL CAPITAL


NAPLES, FLORIDA, May 20, 1997 -- LottoWorld, Inc. (NASDAQ: LTTO), announced today in its Form 10-QSB for the period ending March 31, 1997, that an additional capital investment will be required by the Company or it will be necessary to substantially reduce its operations past May 1997. The Company attributes its need for additional capital primarily as a result of lagging advertising revenue associated with its New York Lottery Players Monthly magazine. The Company further reported that although it can not assure that a transaction will be completed, it is currently in the process of negotiating additional capital investments with several firms. In the event the Company is unable secure additional capital, it will be delisted from the NASDAQ SmallCap Market and will be traded on the OTC Bulletin Board Market.

LottoWorld, Inc., through its Lottery Players Publishing Company subsidiary, now has exclusive contracts to publish magazines in conjunction with state lotteries in New York, Georgia, Virginia, West Virginia and Nebraska totaling a combined 2,550,000 copies per issue.

The Company also announced today that Allen Gutwirth has been named Director of Advertising for its New York Lottery Players Monthly magazine. The New York Lottery Player's Monthly magazine is the seventh largest controlled circulation magazine in the United States.

Gutwirth joins LottoWorld's New York office from Elaine Lewis, Ltd., where he was a senior vice president of sales, marketing and public relations. Previously, Gutwirth, a native New Yorker, was associated with Beefsteak Charlie and Bombay Palace companies in charge of advertising, public relations and marketing for their subsidiary restaurants.

CONTACT:   James   D.   Cullen,   Investor   Relations.    (800)   223-6814   or
           jcullen@coconet.com